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                                                                    Exhibit 7(1)

July 4, 2001


                CANARGO CLOSES NOK 68 MILLION PRIVATE PLACEMENT


Oslo, Norway -- CanArgo Energy Corporation (OSE: CNR, OTCBB: GUSH) is pleased to announce that it has closed a private placement of 16 million shares at NOK 4.25 per share (approximately US$ 0.45 per share). Gross proceeds from the placement were some NOK 68 million (approximately US$ 7 million). After completion of the private placement, CanArgo will have some 92 million common shares issued and issuable.

The proceeds of the issue will be used to re-finance CanArgo's recent acquisition of Lateral Vector Resources Inc. ("LVR"), now a 100% wholly owned subsidiary of CanArgo, and fund future capital and operational expenditure principally in Ukraine. Funding of the LVR Ukrainian assets (the Bugruvativske field) should give CanArgo access to its contractual share of production.

The Bugruvativske field is currently producing in excess of 5,000 bopd, and the last reserves report issued by LVR stated that the LVR oil reserves in the field were approximately 10 million barrels net to the company. CanArgo's entitlement production will be in accordance with the Joint Investment Production Activity ("JIPA") agreement with the Ukrainian State oil company Ukrnafta. Under the terms of the JIPA, CanArgo would be entitled to its contractual share of production above an agreed base line production level, which is currently 1,300 bopd and which decreases over time. Access to the contractual production entitlement is subject to CanArgo and Ukrnafta financing their proportional shares of the JIPA expenditure, with Ukrnafta's contribution expected to be in the form of existing wells and field installations whereas CanArgo's contribution is planned to be in cash and services.

CanArgo had recently announced its intention to place a convertible bond to raise capital for similar purposes. This placement replaces the proposed bond and, therefore, the bond will not be issued.

CanArgo's Chief Executive Officer and Managing Director, Dr David Robson commented, " These funds are necessary to properly capitalise our Ukrainian ventures and progress early production to CanArgo from the Bugruvativske Field following on from our successful cash bid for LVR. We are confident that the added value created by our new project at the Bugruvativske Field will more than justify this placement. Along with the operations in Western Ukraine, where we have already realised initial equity production, we are now in a position to accelerate our development plans in Ukraine and fulfil the potential we identified in this valuable natural resource area. We will obtain our entitled incremental production, and initiate a further development programme together with our partners Ukranafta. Our relationship with Ukrnafta has proven to be more than satisfactory with their management team recognising CanArgo's commitment to both projects."

Sundal Collier & Co ASA and Den norske Bank ASA, DnB Markets, acted as placement agents for this transaction. The shares to be issued in connection with this placement were issued under Regulation S of the Securities Act of the United States and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons (as defined in such Regulation) absent registration or an applicable exemption from registration. The Offering will prior to the listing of the Shares require a prospectus under the Oslo Stock Exchange Regulations, Chapter 18 (offering of more than 10% of the share capital). The Offering will not require a prospectus under the Securities Trade Act of 1997, Chapter 5 as the Offer is in compliance with the exemptions from the obligation to prepare a prospectus in connection with offers made to professional investors (the securities issued in minimum lots of EURO 40,000 in terms of subscription price).


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CanArgo Energy Corporation is an independent oil and gas exploration and production company operating in Eastern Europe. CanArgo's principal oil and gas operations are located in the republic of Georgia and Ukraine.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company's business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results anticipated herein will be attained.


FOR FURTHER INFORMATION, CONTACT:

UNITED KINGDOM
Julian Hammond
Tel : +44 20 7808 4700
Fax : +44 20 7808 4747
E-mail: info@canargo.com
web: www.canargo.com
NORWAY
Eric Cameron - Gambit AS
Tel : +47 22 04 82 00
Fax : +47 22 04 82 01